Exhibit 99.1

CHARLES H. NOSKI ELECTED TO
AVERY DENNISON BOARD OF DIRECTORS

PASADENA, Calif., November 15, 2011 – Avery Dennison Corporation (NYSE:AVY) today announced that its board of directors has elected Charles H. Noski a director of the Company, effective November 14, 2011.

Noski, 59, is currently vice chairman of Bank of America Corporation, one of the world’s largest financial institutions, where he served previously as executive vice president and chief financial officer.

“Chuck Noski brings exceptionally broad and deep experience to the Avery Dennison board, not only as a chief financial officer of global financial services, telecommunications and aerospace companies, but also as a director of major public companies,” said Dean A. Scarborough, Avery Dennison chairman, president and chief executive officer. “The board will benefit greatly from his expertise.”

Noski began his 38-year career as a certified public accountant and audit partner at Deloitte & Touche LLP. His career includes the positions of corporate vice president and CFO of Northrop Grumman Corporation, senior executive vice president and CFO and, later, vice chairman of the board of AT&T Corporation, and president and chief operating officer, as well as senior vice president and CFO, of Hughes Electronics Corporation.

Noski currently serves on the board of directors of Microsoft Corporation and has been a director of Air Products & Chemicals, Inc., Automatic Data Processing, Inc., Morgan Stanley and Northrop Grumman Corporation.

He is a member of the American Institute of Certified Public Accountants and Financial Executives International, and has served on councils advising the Financial Accounting Standards Board and the Public Company Accounting Oversight Board. A native of California, he holds a B.S. in business administration and an M.S. in accountancy from California State University, Northridge, which also awarded him an honorary doctorate in 2007.

About Avery Dennison
Avery Dennison (NYSE:AVY) helps make brands more inspiring and the world more intelligent. For more than 75 years the company has been a global leader in pressure-sensitive technology and materials, retail branding and information solutions, and organization and identification products for offices and consumers. A FORTUNE 500 company with sales of $6.5 billion in 2010, Avery Dennison is based in Pasadena, California and has employees in over 60 countries. For more information, visit www.averydennison.com.

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